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Exhibit 99.2

SLM CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
FOURTH QUARTER 2004
(Dollars in millions, except per share amounts)

        The following supplemental information should be read in connection with SLM Corporation's (the "Company") press release of fourth quarter 2004 earnings, dated January 19, 2005.

        Statements in this Supplemental Financial Information release, which refer to expectations as to future developments, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements contemplate risks, uncertainties and other factors that may cause the actual results to differ materially from such forward-looking statements. Such factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in such laws and regulations; changes in the demand for educational financing or in financing preferences of educational institutions, students and their families; and changes in the general interest rate environment. For more information, see our filings with the Securities and Exchange Commission ("SEC").

        Definitions for capitalized terms in this document can be found in the Company's 2003 Form 10-K filed with the SEC on March 15, 2004.

        In December 2004, the Company adopted the Emerging Issues Task Force (the "EITF") Issue No. 04-8, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share" ("EITF No. 04-8"), which requires the shares underlying contingently convertible debt instruments ("Co-Cos") to be included in diluted earnings per share computations using the "if-converted" accounting method regardless of whether the market price trigger has been met. Diluted earnings per common share amounts have been retroactively restated for all prior periods presented to give effect to the application of EITF No. 04-8 as it relates to the Company's $2 billion in Co-Cos issued in May 2003. The effect of the adoption of EITF No. 04-8 was to decrease diluted earnings per common share, as footnoted in the "Condensed Statements of Income" and the "'Core Cash' Statements of Income."

RESULTS OF OPERATIONS

        The following table presents the statements of income for the quarters ended December 31, 2004, September 30, 2004, and December 31, 2003 and for the years ended December 31, 2004 and 2003.

Statements of Income

	Quarters ended			Years ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Federally insured student loans	$607	$522	$446	$2,090	$1,813
Private Education Loans	99	83	51	336	307
Academic facilities financings and other loans	20	18	18	74	77
Investments	75	62	41	233	151

Total interest income	801	685	556	2,733	2,348
Interest expense	469	372	263	1,434	1,022

Net interest income	332	313	293	1,299	1,326
Less: provision for losses	32	11	27	111	147

Net interest income after provision for losses	300	302	266	1,188	1,179

Other income:
Gains on student loan securitizations	—	64	85	375	744
Servicing and securitization revenue	142	159	131	561	667
Losses on securities, net	(12)	(33)	(1)	(49)	(10)
Derivative market value adjustment	507	73	(4)	849	(238)
Guarantor servicing fees	29	33	27	120	128
Debt management fees	111	79	69	340	259
Loss on GSE debt extinguishment and defeasance	(118)	(103)	—	(221)	—
Other	65	91	90	289	249

Total other income	724	363	397	2,264	1,799
Operating expenses	269	211	252	895	795

Income before income taxes, minority interest in net earnings of subsidiaries and cumulative effect of accounting change	755	454	411	2,557	2,183
Income taxes	104	97	147	642	779

Income before minority interest in net earnings of subsidiaries and cumulative effect of accounting change	651	357	264	1,915	1,404
Minority interest in net earnings of subsidiaries	1	—	—	1	—

Income before cumulative effect of accounting change	650	357	264	1,914	1,404
Cumulative effect of accounting change	—	—	—	—	130

Net income	650	357	264	1,914	1,534
Preferred stock dividends	3	3	3	12	12

Net income attributable to common stock	$647	$354	$261	$1,902	$1,522

Diluted earnings per common share:
Before cumulative effect of accounting change	$1.40	$.76	$.54	$4.04	$2.91
Cumulative effect of accounting change	—	—	—	—	.27

Diluted earnings per common share after cumulative effect of accounting change (1)	$1.40	$.76	$.54	$4.04	$3.18

(1) Impact on GAAP diluted earnings per common share due to the implementation of EITF No. 04-8	$(.08)	$(.04)	$(.03)	$(.23)	$(.11)

        Income tax expense includes the permanent tax impact of excluding gains and losses from equity forward contracts from taxable income.

Earnings Release Summary

        The following table summarizes GAAP income statement items disclosed separately in the Company's press releases of earnings for the quarters ended December 31, 2004, September 30, 2004, and December 31, 2003 and the years ended December 31, 2004 and 2003:

	Quarters ended			Years ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Reported net income attributable to common stock	$647	$354	$261	$1,902	$1,522
Reversal of items disclosed separately (tax effected):
Loss on GSE debt extinguishment and defeasance	76	66	—	142	—
Reversal of risk-sharing reserve due to Exceptional Performer designation	—	(20)	—	(20)	—
Leveraged lease impairment charge	—	17	—	17	—
Revision of accounting estimates, primarily due to growth in loan consolidations	—	—	(20)	—	(20)
Reduction in tax provision from favorable tax conclusions	—	—	(13)	—	(13)

Total	76	63	(33)	139	(33)

Net income attributable to common stock before the impact of items disclosed separately	$723	$417	$228	$2,041	$1,489

Common stock equivalents before the impact of Co-Cos (in thousands)	437,920	444,143	458,022	445,474	463,335

Net Interest Income

Taxable Equivalent Net Interest Income

        The amounts in the following table are adjusted for the impact of certain tax-exempt and tax-advantaged investments based on the marginal federal corporate tax rate of 35 percent.

	Quarters ended			Years ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Interest income
Student loans	$707	$605	$497	$2,426	$2,121
Academic facilities financings and other loans	20	18	18	74	77
Investments	75	62	41	233	150
Taxable equivalent adjustment	3	1	5	9	16

Total taxable equivalent interest income	805	686	561	2,742	2,364
Interest expense	469	372	263	1,434	1,022

Taxable equivalent net interest income	$336	$314	$298	$1,308	$1,342

Average Balance Sheets

        The following table reflects the rates earned on interest earning assets and paid on interest bearing liabilities for the quarters ended December 31, 2004, September 30, 2004, and December 31, 2003 and for the years ended December 31, 2004 and 2003.

	Quarters ended
	December 31, 2004		September 30, 2004		December 31, 2003
	Balance	Rate	Balance	Rate	Balance	Rate
Average Assets
Federally insured student loans	$56,028	4.31%	$50,121	4.14%	$42,842	4.13%
Private Education Loans	5,256	7.49	4,401	7.53	4,463	4.48
Academic facilities financings and other loans	1,029	7.80	943	7.98	1,056	7.25
Cash and investments	11,285	2.74	12,238	2.02	8,192	2.18

Total interest earning assets	73,598	4.35%	67,703	4.03%	56,553	3.93%

Non-interest earning assets	6,551		6,409		6,954

Total assets	$80,149		$74,112		$63,507

Average Liabilities and Stockholders' Equity
Six-month floating rate notes	$233	1.90%	$1,259	1.58%	$2,989	1.06%
Other short-term borrowings	3,397	3.03	4,554	2.63	18,860	1.81
Long-term notes	70,472	2.50	62,428	2.15	34,879	1.93

Total interest bearing liabilities	74,102	2.52%	68,241	2.17%	56,728	1.84%

Non-interest bearing liabilities	3,073		3,080		4,010
Stockholders' equity	2,974		2,791		2,769

Total liabilities and stockholders' equity	$80,149		$74,112		$63,507

Net interest margin		1.81%		1.84%		2.09%

	Years ended
	December 31, 2004		December 31, 2003
	Balance	Rate	Balance	Rate
Average Assets
Federally insured student loans	$51,091	4.09%	$40,108	4.52%
Private Education Loans	4,795	7.00	5,019	6.13
Academic facilities financings and other loans	1,004	7.72	1,129	7.27
Cash and investments	11,321	2.11	6,840	2.36

Total interest earning assets	68,211	4.02%	53,096	4.45%

Non-interest earning assets	6,497		5,950

Total assets	$74,708		$59,046

Average Liabilities and Stockholders' Equity
Six-month floating rate notes	$1,586	1.23%	$2,988	1.14%
Other short-term borrowings	9,010	2.07	22,007	1.64
Long-term notes	58,134	2.11	28,407	2.21

Total interest bearing liabilities	68,730	2.09%	53,402	1.91%

Non-interest bearing liabilities	3,195		3,169
Stockholders' equity	2,783		2,475

Total liabilities and stockholders' equity	$74,708		$59,046

Net interest margin		1.92%		2.53%

        The decrease in the net interest margin from the fourth quarter of 2003 to the fourth quarter of 2004 was primarily due to the decrease in Floor Income and other student loan spread related items as discussed under "Student Loan Spread Analysis after Reclassification of Realized Derivative Transactions—Non-GAAP Presentation," and to the increase in lower yielding short-term investments caused by the build-up of non-GSE funding in anticipation of the GSE Wind-Down.

Reclassifications

        Certain reclassifications have been made to the balances as of and for the quarter and year ended December 31, 2003 to be consistent with classifications adopted for 2004.

Reclassification of Realized Derivative Transactions—Non-GAAP Presentation

        In addition to unrealized gains and losses, the Financial Accounting Standards Board's ("FASB's") Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires net settlement income/expense on derivatives and realized gains/losses on derivative dispositions ("realized derivative transactions") that do not qualify as accounting hedges under SFAS No. 133 to be recorded in a separate income statement line item below net interest income. We believe that it is helpful to the understanding of our business to also include two presentations of net interest income and net interest margin. The first is the GAAP presentation presented above that includes the net settlement income/expense and realized gains/losses on trading derivatives in the derivative market value adjustment line, and therefore excludes these items from net interest income and margin. The second is a non-GAAP presentation that reclassifies these derivative net settlements and realized gains and losses to the financial statement line item of the economically hedged item, in which case they are primarily included in net interest income and margin. This second presentation reflects how we manage interest rate risk through the match funding of interest sensitive assets and liabilities.

        The table below details the reclassification of the derivative net settlement expense and realized gains/losses related to derivative dispositions that is used in the following non-GAAP presentations as discussed above.

	Quarters ended			Years ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Reclassification of realized derivative transactions:
Net settlement expense on Floor Income Contracts reclassified to student loan income	$(73)	$(86)	$(99)	$(368)	$(408)
Net settlement expense on Floor Income Contracts reclassified to servicing and securitization revenue	(38)	(45)	(58)	(194)	(195)
Net settlement (expense)/income on interest rate swaps reclassified to interest expense/income	(4)	(1)	9	9	42
Net settlement expense on interest rate swaps reclassified to servicing and securitization revenue	(36)	(26)	(16)	(97)	(64)
Realized gain/loss on closed Eurodollar futures contracts and terminated derivative contracts reclassified to other income	(11)	4	(7)	(63)	(114)

Total reclassifications of realized derivative transactions	(162)	(154)	(171)	(713)	(739)
Add: Unrealized derivative market value adjustment	669	227	167	1,562	501

Derivative market value adjustment	$507	$73	$(4)	$849	$(238)

Taxable Equivalent Net Interest Income after Reclassification of Realized Derivative Transactions—Non-GAAP Presentation

        The amounts in the following table are adjusted for the impact of certain tax-exempt and tax-advantaged investments based on the marginal federal corporate tax rate of 35 percent.

	Quarters ended			Years ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Interest income, non-GAAP
Student loans	$635	$520	$397	$2,059	$1,709
Academic facilities financings and other loans	20	18	18	74	77
Investments	77	63	41	236	150
Taxable equivalent adjustment	3	1	5	9	16

Total taxable equivalent interest income, non-GAAP	735	602	461	2,378	1,952
Interest expense, non-GAAP	476	375	253	1,429	976

Taxable equivalent net interest income, non-GAAP	$259	$227	$208	$949	$976

Reconciliation of Taxable Equivalent Net Interest Income as presented in accordance with GAAP to the Non-GAAP Presentation for Realized Derivative Transactions

	Quarters ended			Years ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Taxable equivalent net interest income, GAAP	$336	$314	$298	$1,308	$1,342
Net settlements on Floor Income Contracts reclassified to student loan income	(73)	(86)	(99)	(368)	(408)
Net settlements on interest rate swaps reclassified to interest expense	(4)	(1)	9	9	42

Taxable equivalent net interest income, non-GAAP	$259	$227	$208	$949	$976

Average Balance Sheets after Reclassification of Realized Derivative Transactions—Non-GAAP Presentation

        The following table reflects the rates earned on interest earning assets and paid on interest bearing liabilities for the quarters ended December 31, 2004, September 30, 2004, and December 31, 2003 and for the years ended December 31, 2004 and 2003.

	Quarters ended
	December 31, 2004		September 30, 2004		December 31, 2003
	Balance	Rate	Balance	Rate	Balance	Rate
Average Assets
Federally insured student loans	$56,028	3.81%	$50,121	3.47%	$42,842	3.21%
Private Education Loans	5,256	7.49	4,401	7.53	4,463	4.48
Academic facilities financings and other loans	1,029	7.80	943	7.98	1,056	7.25
Cash and investments	11,285	2.81	12,238	2.05	8,192	2.18

Total interest earning assets	73,598	3.97%	67,703	3.54%	56,553	3.23%

Non-interest earning assets	6,551		6,409		6,954

Total assets	$80,149		$74,112		$63,507

Average Liabilities and Stockholders' Equity
Six-month floating rate notes	$233	1.90%	$1,259	1.58%	$2,989	1.06%
Other short-term borrowings	3,397	3.12	4,554	2.75	18,860	1.67
Long-term notes	70,472	2.53	62,428	2.15	34,879	1.88

Total interest bearing liabilities	74,102	2.55%	68,241	2.18%	56,728	1.77%

Non-interest bearing liabilities	3,073		3,080		4,010
Stockholders' equity	2,974		2,791		2,769

Total liabilities and stockholders' equity	$80,149		$74,112		$63,507

Net interest margin, non-GAAP		1.40%		1.34%		1.46%

	Years ended
	December 31, 2004		December 31, 2003
	Balance	Rate	Balance	Rate
Average Assets
Federally insured student loans	$51,091	3.37%	$40,108	3.50%
Private Education Loans	4,795	7.00	5,019	6.13
Academic facilities financings and other loans	1,004	7.72	1,129	7.27
Cash and investments	11,321	2.13	6,840	2.36

Total interest earning assets	68,211	3.49%	53,096	3.68%

Non-interest earning assets	6,497		5,950

Total assets	$74,708		$59,046

Average Liabilities and Stockholders' Equity
Six-month floating rate notes	$1,586	1.23%	$2,988	1.14%
Other short-term borrowings	9,010	2.01	22,007	1.58
Long-term notes	58,134	2.11	28,407	2.09

Total interest bearing liabilities	68,730	2.08%	53,402	1.83%

Non-interest bearing liabilities	3,195		3,169
Stockholders' equity	2,783		2,475

Total liabilities and stockholders' equity	$74,708		$59,046

Net interest margin, non-GAAP		1.39%		1.84%

        The 41 basis point and 53 basis point difference between the three months and year ended December 31, 2004 non-GAAP net interest margin versus the GAAP net interest margin is primarily due to the inclusion of payments on Floor Income Contracts in the non-GAAP presentation which reduced net interest income by 39 and 54 basis points, respectively.

Student Loans

        For both federally insured and Private Education Loans, we account for premiums paid, discounts received and certain origination costs incurred on the acquisition of student loans in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." The unamortized portion of the premiums and discounts are included in the carrying value of the student loan on the consolidated balance sheet. We recognize income on our student loan portfolio based on the expected yield of the student loan after giving effect to the amortization of purchase premiums and the accretion of student loan discounts, as well as borrower benefit programs. Origination fees charged on Private Education Loans are deferred and accreted to income over the lives of the student loans. In the "Student Loan Spread Analysis after Reclassification of Realized Derivative Transactions—Non-GAAP Presentation" table below, this accretion of origination fees is netted with the amortization of the premiums.

Student Loan Spread Analysis after Reclassification of Realized Derivative Transactions—Non-GAAP Presentation (see "Reclassification of Realized Derivative Transactions—Non-GAAP Presentation")

        The following table analyzes the reported earnings from student loans both on-balance sheet and those off-balance sheet in securitization trusts. For student loans off-balance sheet, we will continue to earn securitization and servicing fee revenues over the life of the securitized loan portfolios. The off-balance sheet information presented in "Securitization Program—Servicing and Securitization Revenue" analyzes the on-going servicing revenue and Residual Interest earned on the securitized portfolios of student loans. For an analysis of our student loan spread for the entire portfolio of Managed student loans on a similar basis to the on-balance sheet analysis, see "'Core Cash' Student Loan Spread Analysis."

	Quarters ended			Years ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
On-Balance Sheet
Student loan yield, before Floor Income	5.03%	4.59%	4.16%	4.53%	4.28%
Floor Income	.07	.04	.25	.07	.32
Consolidation Loan Rebate Fees	(.64)	(.60)	(.54)	(.58)	(.50)
Offset Fees	—	(.01)	(.06)	(.03)	(.07)
Borrower benefits	(.21)	(.12)	(.01)	(.18)	(.06)
Premium and origination fee amortization	(.13)	(.11)	(.48)	(.13)	(.18)

Student loan net yield	4.12	3.79	3.32	3.68	3.79
Student loan cost of funds	(2.50)	(2.16)	(1.60)	(2.02)	(1.65)

Student loan spread, non-GAAP	1.62%	1.63%	1.72%	1.66%	2.14%

Off-Balance Sheet
Servicing and securitization revenue, before Floor Income	1.20%	1.31%	1.01%	1.17%	1.27%
Floor Income, net of Floor Income previously recognized in gain on sale calculation	.11	.18	.30	.21	.47

Servicing and securitization revenue	1.31%	1.49%	1.31%	1.38%	1.74%

Average Balances
On-balance sheet student loans	$61,284	$54,522	$47,305	$55,885	$45,127
Off-balance sheet student loans	42,852	42,230	39,908	40,558	38,205

Managed student loans	$104,136	$96,752	$87,213	$96,443	$83,332

Discussion of On-Balance Sheet Student Loan Spread after Reclassification of Realized Derivative Transactions—Non-GAAP Presentation

        The decrease in the fourth quarter of 2004 student loan spread versus the prior quarter is primarily due to the higher average balance of Consolidation Loans as a percentage of the on-balance sheet portfolio. Consolidation Loans have lower spreads than other FFELP loans due to the 105 basis point Consolidation Loan Rebate Fee, higher borrower benefits expense and the higher funding costs. These negative effects are partially offset by lower student loan premium amortization due to the extended term and a slightly higher SAP yield. Also, when Stafford borrowers consolidate their loans, the Stafford loan borrower benefit reserve is written off. As long as interest rates remain at historically low levels and absent a program change in the next HEA reauthorization, we expect Consolidation Loans to be actively marketed by the student loan industry and remain an attractive refinancing option for borrowers, resulting in Consolidation Loans representing an increasing percentage of our federally guaranteed student loan portfolio. There was a third quarter reduction in our estimate of borrowers who will qualify for borrower benefits due to the continued high rate of consolidation.

        In the fourth quarter of 2003, we revised our estimates of student loan premium amortization and borrower benefits to reflect the higher rates of Consolidation Loan activity. For premium amortization we increased the CPR for FFELP Stafford loans and decreased the CPR for Consolidation Loans. The net impact of these changes was to decrease the student loan premium and recognize additional amortization expenses of $19 million. Based on the higher Consolidation rates, we reduced our estimates of the number of borrowers who will qualify for borrower benefits and reduced the borrower benefits liability and increased student loan income by $10 million.

        In the fourth quarter of 2003, we also increased the estimate of the average term of Private Education Loans which resulted in a $23 million reduction in the student loan discount amortization. The net effect of these 2003 estimate changes was a $32 million or 7 basis point reduction in the student loan spread.

        When compared with the fourth quarter of 2003, exclusive of these changes in accounting estimates, the decrease in the student loan spread is primarily due to lower Floor Income, higher spreads on our debt funding student loans and the increase in the average balance of Consolidation Loans as a percentage of the on-balance sheet portfolio, partially offset by the absence of offset fees and higher student loan yields. The increase in the spread to the index on our debt is due to the replacement of lower cost GSE funding with non-GSE funding in connection with the GSE Wind-Down. GSE debt generally had lower credit spreads than non-GSE funding sources and our non-GSE liabilities were significantly longer in duration than our GSE liabilities. In addition, we use higher cost, longer-term debt to fund Consolidation Loans.

On-Balance Sheet Floor Income

        For on-balance sheet student loans, gross Floor Income is included in student loan income. The following table summarizes the components of Floor Income from on-balance sheet student loans, net of payments under Floor Income Contracts, for the quarters ended December 31, 2004, September 30, 2004 and December 31, 2003 and for the years ended December 31, 2004 and 2003.

	Quarters ended
	December 31, 2004			September 30, 2004			December 31, 2003
	Fixed borrower rate	Variable borrower rate	Total	Fixed borrower rate	Variable borrower rate	Total	Fixed borrower rate	Variable borrower rate	Total
Floor Income:
Gross Floor Income	$84	$—	$84	$92	$—	$92	$128	$1	$129
Payments on Floor Income Contracts	(73)	—	(73)	(86)	—	(86)	(99)	—	(99)

Net Floor Income	$11	$—	$11	$6	$—	$6	$29	$1	$30

Net Floor Income in basis points	7	—	7	4	—	4	24	1	25

	Years ended
	December 31, 2004			December 31, 2003
	Fixed borrower Rate	Variable borrower rate	Total	Fixed borrower Rate	Variable borrower rate	Total
Floor Income:
Gross Floor Income	$406	$2	$408	$523	$31	$554
Payments on Floor Income Contracts	(368)	—	(368)	(408)	—	(408)

Net Floor Income	$38	$2	$40	$115	$31	$146

Net Floor Income in basis points	7	—	7	25	7	32

        The increase in the fourth quarter 2004 net Floor Income versus the prior quarter is primarily due to the addition of loans from the Southwest Student Services Corporation portfolio (see "RECENT DEVELOPMENTS—Acquisitions"), which more than offset the lower gross Floor Income caused by an increase in interest rates. The decrease in net Floor Income versus the year-ago quarter is due to higher interest rates and a higher percentage of Floor Income eligible student loans economically hedged through Floor Income Contracts.

Securitization Program

Securitization Activity

        The following table summarizes our securitization activity for the quarters ended December 31, 2004, September 30, 2004, and December 31, 2003 and for the years ended December 31, 2004 and 2003. Since the refinancing of the GSE debt was substantially completed in the second quarter of 2004, securitization activity was reduced to more normal levels in the third quarter of 2004.

	Quarters ended
	December 31, 2004				September 30, 2004				December 31, 2003
	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %
FFELP Stafford/PLUS loans	—	$—	$—	—%	2	$4,500	$64	1.4%	—	$—		$—%
Consolidation Loans	—	—	—	—	—	—	—	—	—			—
Private Education Loans	—	—	—	—	—	—	—	—	1	1,250	85	6.8

Total securitizations—sales	—	—	$—	—%	2	4,500	$64	1.4%	1	1,250	$85	6.8%

Asset-backed commercial paper(1)	—	—			—	—			—	—
Consolidation Loans(2)	1	3,900			1	2,210			3	6,767

Total securitizations—financings	1	3,900			1	2,210			3	6,767

Total securitizations	1	$3,900			3	$6,710			4	$8,017

	Years ended
	December 31, 2004				December 31, 2003
	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain(3) %	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %
FFELP Stafford/PLUS loans	4	$10,002	$134	1.3%	4	$5,772	$73	1.3%
Consolidation Loans	—	—	—	—	2	4,256	433	10.2
Private Education Loans	2	2,535	241	9.5	3	3,503	238	6.8

Total securitizations—sales	6	12,537	$375	3.0%	9	13,531	$744	5.5%

Asset-backed commercial paper(1)	1	4,186			—	—
Consolidation Loans(2)	6	17,124			7	16,592

Total securitizations—financings	7	21,310			7	16,592

Total securitizations	13	$33,847			16	$30,123

(1)
In the second quarter of 2004 the Company closed its first asset-backed commercial paper program. The program is a revolving 364-day multi-seller conduit that allows the Company to borrow up to $5 billion with annual extensions. We may purchase loans out of this trust at our discretion and as a result, the trust does not qualify as a qualifying special purpose entity ("QSPE") and is accounted for on-balance sheet as a Variable Interest Entity ("VIE").

(2)
In certain Consolidation Loan securitization structures, we hold certain rights that can affect the remarketing of certain bonds. These remarketing rights are not significantly limited in nature and as a result these securitizations did not qualify as QSPEs. Accordingly, they are accounted for on-balance sheet as VIEs.

(3)
The increase in the Private Education Loans securitization gain percentage in 2004 is due to the underlying student loans having higher spreads and the related bonds having a lower funding cost due primarily to the maturing of the Private Education Loan marketplace which has resulted in greater acceptance by investors and lower spreads on the debt issued.

Servicing and Securitization Revenue

        Servicing and securitization revenue, the ongoing revenue from securitized loan pools accounted for off-balance sheet as QSPEs, includes the interest earned on the Residual Interest asset, the revenue we receive for servicing the loans in the securitization trusts, and Embedded Floor Income on securitized student loans not previously included in the gain on sale calculation. Interest income recognized on the Residual Interest is based on our anticipated yield, determined by periodically revising our estimate of future expected cash flows.

        The following table summarizes the components of servicing and securitization revenue for the quarters ended December 31, 2004, September 30, 2004, and December 31, 2003 and for the years ended December 31, 2004 and 2003.

	Quarters ended			Years ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Servicing revenue	$87	$86	$80	$326	$314
Securitization revenue, before Embedded Floor Income	43	54	21	150	173

Servicing and securitization revenue, before Embedded Floor Income	130	140	101	476	487

Embedded Floor Income	41	56	77	241	337
Less: Floor Income previously recognized in gain calculation	(29)	(37)	(47)	(156)	(157)

Net Embedded Floor Income	12	19	30	85	180

Total servicing and securitization revenue	$142	$159	$131	$561	$667

Average off-balance sheet student loans	$42,852	$42,230	$39,908	$40,558	$38,205

Average balance of Retained Interest	$2,430	$2,397	$2,690	$2,434	$2,615

Servicing and securitization revenue as a percentage of the average balance of off-balance sheet student loans (annualized)	1.31%	1.49%	1.31%	1.38%	1.74%

        Fluctuations in servicing and securitization revenue are generally driven by the amount of and the difference in the timing of Floor Income recognition on off-balance sheet student loans, as well as the impact of Consolidation Loan activity on FFELP Stafford student loan securitizations. When FFELP Stafford loans consolidate, they are bought out of the trust. These Consolidation Loans are a prepayment to the trust and as a result shorten the life of the trust. We estimate the trust prepayments through consolidation with our CPR assumption. When consolidation activity is higher than forecasted, the Residual Interest asset can be impaired and the yield used to recognize subsequent income from the trust is negatively impacted. Impairments related to the Retained Interests for the three months ended December 31, 2004, September 30, 2004, and December 31, 2003 were $19 million, $12 million and $82 million, respectively. These impairment charges were recorded as a loss and are included as a reduction in securitization revenue. For the year ended December 31, 2004, the impairment charge of $80 million is primarily the result of (a) FFELP Stafford loans continuing to consolidate at levels faster than projected, resulting in $47 million of impairment and (b) rising interest rates during the second quarter of 2004 which decreased the value of the Floor Income component of our Retained Interest resulting in $33 million of impairment.

"CORE CASH" RESULTS OF OPERATIONS

Non-GAAP "Core Cash" Earnings

        In accordance with the Rules and Regulations of the SEC, we prepare financial statements in accordance with GAAP. In addition to evaluating the Company's GAAP-based financial information, management, credit rating agencies, lenders and analysts also evaluate the Company on certain non-GAAP performance measures that we refer to as "core cash" measures. While "core cash" measures are not a substitute for reported results under GAAP, we rely on "core cash" measures in operating our business because we believe they provide additional information regarding the operational and performance indicators that are most closely assessed by management.

        We report pro forma "core cash" measures, which are the primary financial performance measures used by management not only in developing our financial plans and tracking results, but also in establishing corporate performance targets and determining incentive compensation. Management believes this information provides additional insight into the financial performance of the Company's core business activities. Our "core cash" measures are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. "Core cash" measures reflect only current period adjustments to GAAP as described below. Accordingly, the Company's "core cash" measures presentation does not represent another comprehensive basis of accounting. A more detailed discussion of the differences between GAAP and "core cash" measures follows.

1)
Securitization: Under GAAP, certain securitization transactions are accounted for as sales of assets. Under "core cash," we present all securitization transactions as long-term non-recourse financings. The upfront "gains" on sale from securitization as well as ongoing "servicing and securitization revenue" presented in accordance with GAAP are excluded from the "core cash" measures and replaced by the interest income, provision for loan losses, and interest expense as they are earned or incurred on the securitized loans. We also exclude transactions with our off-balance sheet trusts which would be considered intercompany on a Managed Basis.

  The following table summarizes the securitization adjustments for the quarters ended December 31, 2004, September 30, 2004, and December 31, 2003 and for the years ended December 31, 2004 and 2003.

	Quarters ended			Years ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
"Core cash" securitization adjustments:
Net interest income on securitized loans, after provision for losses	$261	$292	$360	$1,065	$1,104
Gains on student loan securitizations	—	(64)	(85)	(375)	(744)
Servicing and securitization revenue	(142)	(159)	(131)	(561)	(667)
Intercompany transactions with off-balance sheet trusts	13	6	—	27	1

Total "core cash" securitization adjustments	$132	$75	$144	$156	$(306)

2)
Derivative Accounting: SFAS No. 133 requires that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria, as specified by SFAS No. 133, are met. We believe that our derivatives are effective economic hedges, and as such, are a critical element of our interest rate risk management strategy. However, some of our derivatives, primarily Floor Income Contracts, Eurodollar futures contracts, certain basis swaps and equity forward contracts (discussed in detail below), do not qualify for "hedge treatment" as defined by SFAS No. 133, and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item. The derivative market value adjustment is primarily caused by interest rate volatility and changing credit spreads during the period and the volume and term of derivatives not receiving hedge treatment. "Core cash" measures exclude the periodic unrealized gains and losses primarily caused by the one-sided derivative valuations, and recognize the economic effect of these hedges, which results in any cash paid or received being recognized ratably as an expense or revenue over the hedged item's life.

  Our Floor Income Contracts are written options and therefore must meet more stringent requirements than other hedging relationships to achieve hedge effectiveness under SFAS No. 133. Specifically, Floor Income Contracts do not qualify for hedge accounting treatment because the paydown of principal of the student loans underlying the Floor Income embedded in those student loans does not exactly match the change in the notional amount of our written Floor Income Contracts. Under SFAS No. 133, the upfront payment is deemed a liability and changes in fair value are recorded through income throughout the life of the contract. The change in the value of Floor Income Contracts is caused by changing interest rates that cause the amount of Floor Income earned on the underlying student loans and transferred to the counterparties to vary. This is economically offset by the change in value of the student loan portfolio earning Floor Income but that offsetting change in value is not recognized under SFAS No. 133. We believe the Floor Income Contracts are economic hedges because they effectively fix the amount of Floor Income earned over the contract period, thus eliminating the timing and uncertainty that changes in interest rates can have on Floor Income for that period. Prior to SFAS No. 133, we accounted for Floor Income Contracts as hedges and amortized the upfront cash compensation ratably over the lives of the contracts.

  Basis swaps are used to convert the floating rate debt from one interest rate index to another to match the interest rate characteristics of the assets financed by that debt. We primarily use basis swaps to change the index of our fixed rate and LIBOR-based debt to better match the cash flows of our student loan assets that are primarily indexed to commercial paper, Prime or the Treasury bill. SFAS No. 133 requires that the change in the cash flows of the hedge effectively offset both the change in the cash flows of the asset and the change in the cash flows of the liability. Our basis swaps hedge variable interest rate risk, however they do not meet this effectiveness test because student loans can earn at either a variable or a fixed interest rate depending on market interest rates. We also have basis swaps that do not meet the SFAS No. 133 effectiveness test that economically hedge off-balance sheet instruments. As a result, these swaps are recorded at fair value with subsequent changes in value reflected in the income statement.

  Generally, a decrease in current interest rates and the respective forward interest rate curves results in an unrealized loss related to our written Floor Income Contracts and Eurodollar futures contracts. We will experience unrealized gains/losses related to our basis swaps, if the two underlying indexes (and related forward curve) do not move in parallel.

  Under SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," equity forward contracts that allow a net settlement option either in cash or the Company's stock are required to be accounted for in accordance with SFAS No. 133 as derivatives. As a result, we now account for our equity forward contracts as derivatives in accordance with SFAS No. 133 and mark them to market through earnings. They do not qualify as effective SFAS No. 133 hedges as a requirement to achieve hedge accounting is the hedged item must impact net income, and the settlement of these contracts through the purchase of our own stock does not impact net income.

  The table below quantifies the adjustments for derivative accounting under SFAS No. 133 on our net income for the quarters ended December 31, 2004, September 30, 2004, and December 31, 2003, and for the years ended December 31, 2004 and 2003, when compared with the accounting principles employed in all years prior to the SFAS No. 133 implementation.

	Quarters ended			Years ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
SFAS No. 133 income statement items:
Derivative market value adjustment in other income	$(507)	$(73)	$4	$(849)	$238
Less: Realized derivative transactions (1)	(162)	(154)	(171)	(713)	(739)

Unrealized derivative market value adjustment	(669)	(227)	(167)	(1,562)	(501)
Other pre-SFAS No. 133 accounting adjustments	8	(3)	—	9	(1)

Total net impact of SFAS No. 133 derivative accounting	$(661)	$(230)	$(167)	$(1,553)	$(502)

(1)
See "Reclassification of Realized Derivative Transactions—Non GAAP Presentation" above for further discussion and detailed breakdown of realized derivative transactions.

3)
Floor Income: The timing and amount (if any) of Floor Income earned is uncertain and in excess of expected spreads and, therefore, we exclude such income when it is not economically hedged from "core cash" measures. We employ derivatives, primarily Floor Income Contracts and futures, to economically hedge Floor Income. As discussed above under "Derivative Accounting," these derivatives do not qualify as effective accounting hedges and therefore are marked-to-market through the derivative market value adjustment. For "core cash" measures, we reverse the fair value adjustments on the Floor Income Contracts and futures economically hedging Floor Income and include the amortization of net premiums received (net of Eurodollar futures contracts' realized gains or losses) in income. The following table summarizes the Floor Income adjustments for the quarters ended December 31, 2004, September 30, 2004, and December, 31, 2003, and for the years ended December 31, 2004 and 2003.

	Quarters ended			Years ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
"Core cash" Floor Income adjustments:
Floor Income earned on Managed loans, net of payments on Floor Income Contracts	$(18)	$(18)	$(54)	$(88)	$(292)
Amortization of net premiums on Floor Income Contracts and futures in net interest income	53	54	48	194	161
Net losses related to closed Eurodollar futures contracts economically hedging Floor Income	—	—	7	50	14
Losses on sales of derivatives hedging Floor Income	—	—	2	—	94

Total "core cash" Floor Income adjustments	$35	$36	$3	$156	$(23)

4)
Other items: We exclude certain transactions that are not considered part of our core business, including amortization of acquired intangibles. Amortization of acquired intangibles totaled $14 million, $8 million and $7 million for the quarters ended December 31, 2004, September 30, 2004 and December 31, 2003, respectively, and $36 million and $27 million for the years ended December 31, 2004 and 2003, respectively.

"Core Cash" Statements of Income

	Quarters ended			Years ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Managed interest income:
Managed federally insured student loans	$965	$826	$746	$3,188	$2,666
Managed Private Education Loans	187	165	99	613	427
Academic facilities financings and other loans	20	18	18	74	77
Investments	90	73	46	267	163

Total Managed interest income	1,262	1,082	909	4,142	3,333
Managed interest expense	784	616	427	2,320	1,681

Net Managed interest income	478	466	482	1,822	1,652
Less: provision for losses	36	(7)	26	114	130

Net Managed interest income after provision for losses	442	473	456	1,708	1,522

Other income:
Losses on securities, net	—	(27)	—	(23)	(1)
Guarantor servicing fees	29	33	27	120	128
Debt management fees	111	79	69	340	259
Loss on GSE debt extinguishment and defeasance	(118)	(103)	—	(221)	—
Other	66	90	94	283	245

Total other income	88	72	190	499	631
Operating expenses	255	203	245	859	768

Income before income taxes and minority interest in net earnings of subsidiaries	275	342	401	1,348	1,385
Income taxes	94	123	116	480	459

Income before minority interest in net earnings of subsidiaries	181	219	285	868	926
Minority interest in net earnings of subsidiaries	1	—	—	1	—

"Core cash" net income	180	219	285	867	926
Preferred stock dividends	3	3	3	12	12

"Core cash" net income attributable to common stock	$177	$216	$282	$855	$914

"Core cash" diluted earnings per common share (1)	$.39	$.47	$.59	$1.84	$1.92

(1) Impact on "core cash" diluted earnings per common share due to the implementation of EITF No. 04-8	$(.02)	$(.02)	$(.03)	$(.08)	$(.05)

Reconciliation of GAAP Net Income to "Core Cash" Net Income

	Quarters ended			Years ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
GAAP net income	$650	$357	$264	$1,914	$1,534
"Core cash" adjustments:
Net impact of securitization accounting	132	75	144	156	(306)
Net impact of derivative accounting	(661)	(230)	(167)	(1,553)	(502)
Net impact of Floor Income	35	36	3	156	(23)
Amortization of acquired intangibles and other	14	7	9	30	33

Total "core cash" adjustments before income taxes and cumulative effect of accounting change	(480)	(112)	(11)	(1,211)	(798)
Net tax effect (a)	10	(26)	32	164	320

Total "core cash" adjustments before cumulative effect of accounting change	(470)	(138)	21	(1,047)	(478)
Cumulative effect of accounting change	—	—	—	—	(130)

Total "core cash" adjustments	(470)	(138)	21	(1,047)	(608)

"Core cash" net income	$180	$219	$285	$867	$926

(a)
Such tax effect is based upon the Company's "core cash" effective tax rate for the year. The net tax effect results primarily from the exclusion of the permanent income tax impact of the equity forward contracts.

Earnings Release Summary-Managed Basis

        The following table summarizes "core cash" income statement items disclosed separately in the Company's press releases of earnings for the quarters ended December 31, 2004, September 30, 2004, and December 31, 2003 and the years ended December 31, 2004 and 2003:

	Quarters ended			Years ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Reported "core cash" net income attributable to common stock	$177	$216	$282	$855	$914
Reversal of items disclosed separately (tax effected):
Loss on GSE debt extinguishment and defeasance	76	66	—	142	—
Reversal of risk-sharing reserve due to Exceptional Performer designation	—	(40)	—	(40)	—
Leveraged lease impairment charge	—	17	—	17	—
Revision of accounting estimates, primarily due to growth in loan consolidations	—	—	(43)	—	(43)
Reduction in tax provision from favorable tax conclusions	—	—	(13)	—	(13)

Total	76	43	(56)	119	(56)

"Core cash" net income attributable to common stock before the impact of items disclosed separately	$253	$259	$226	$974	$858

Common stock equivalents before the impact of Co-Cos (in thousands)	437,920	444,143	458,022	445,474	463,335

"Core Cash" Student Loan Spread Analysis

        The following table analyzes the earnings from our portfolio of Managed student loans, which includes loans both on-balance sheet and off-balance sheet in securitization trusts and excludes Floor Income.

	Quarters ended			Years ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
"Core cash" student loan yields	5.10%	4.67%	4.16%	4.59%	4.26%
Consolidation Loan Rebate Fees	(.45)	(.42)	(.38)	(.42)	(.36)
Offset Fees	—	—	(.03)	(.02)	(.04)
Borrower benefits	(.10)	(.02)	.10	(.08)	(.05)
Premium and origination fee amortization	(.15)	(.15)	—	(.13)	(.10)

"Core cash" student loan net yield	4.40	4.08	3.85	3.94	3.71
"Core cash" student loan cost of funds	(2.60)	(2.16)	(1.64)	(2.06)	(1.71)

"Core cash" student loan spread	1.80%	1.92%	2.21%	1.88%	2.00%

Average Balances
On-balance sheet student loans	$61,284	$54,522	$47,305	$55,885	$45,127
Off-balance sheet student loans	42,852	42,230	39,908	40,558	38,205

Managed student loans	$104,136	$96,752	$87,213	$96,443	$83,332

Discussion of "Core Cash" Student Loan Spread

        The decrease in the fourth quarter 2004 "core cash" student loan spread versus the third quarter of 2004 is primarily due to a third quarter reduction in our estimate of Stafford borrowers who will qualify for borrower benefits and a revised estimated term over which benefits are expected to be realized. This revision was in response to the continued high rate of early Consolidation Loans. As a result, we recorded a $22 million or 9 basis point reduction in the liability for borrower benefits at September 30, 2004. The fourth quarter 2004 student loan spread was also impacted by lower amortization from Floor Income Contracts, and a higher average balance of Consolidation Loans.

        In response to higher rates of Consolidation Loans, in the fourth quarter of 2003, we revised estimates of CPR and the rate of qualification of borrower benefits for our various loan programs. As a result, we recorded a $39 million (18 basis points) reduction in the liability for borrower benefits and a $51 million (24 basis points) reduction in premium amortization expense. Additionally, we also increased the period we amortize origination fee discounts on Private Education Loans, which resulted in a $23 million (11 basis points) reduction in discount amortization income. Exclusive of the 2003 estimate changes, the year-over-year decrease in the student loan spread is due to the higher average balance of Consolidation Loans and to the increase in the spread to the index on our debt due to the replacement of lower cost GSE funding with non-GSE funding in connection with the GSE Wind-Down, as well as the higher cost, longer-term debt used to fund our growing portfolio of Consolidation Loans.

        Consolidation Loans have lower spreads than other FFELP loans due to the 105 basis point Consolidation Loan Rebate Fee, higher borrower benefits expense, and higher costs of funds for reasons discussed above. These negative effects are partially offset by the absence of the 30 basis point Offset Fee on GSE funded student loans in 2003, higher SAP yield and lower student loan premium amortization due to the extended term. As long as interest rates remain at historically low levels and absent a program change in the next HEA reauthorization, we expect Consolidation Loans to be actively marketed by the student loan industry and remain an attractive refinancing option for borrowers, resulting in Consolidation Loans representing an increasing percentage of our federally guaranteed student loan portfolio.

        The fourth quarter 2004 student loan spread benefited from the increase in the average balance of Managed Private Education Loans as a percentage of the average Managed student loan portfolio from 9.5 percent in the fourth quarter 2003 to 11.0 percent in the fourth quarter 2004. Private Education Loans are subject to credit risk and therefore earn higher spreads which averaged 4.29 percent in the fourth quarter of 2004 for the Managed Private Education Loan portfolio versus a spread of 1.48 percent for the Managed guaranteed student loan portfolio.

Allowance for Private Education Loan Losses—Managed Basis

        The allowance for Private Education Loan losses is an estimate of probable losses in the portfolio at the balance sheet date that will be charged off in subsequent periods. We estimate our losses using historical data from our Private Education Loan portfolios, extrapolations of FFELP loan loss data, current trends and relevant industry information. As our Private Education Loan portfolios continue to mature, more reliance is placed on our own historic Private Education Loan charge-off and recovery data. We use this data in internally developed models to estimate losses, net of subsequent collections, projected to occur in the Private Education Loan portfolios.

        An analysis of our allowance for loan losses for Managed Private Education Loans for the quarters ended December 31, 2004, September 30, 2004, and December 31, 2003 and for the years ended December 31, 2004 and 2003 is presented in the following table.

	Quarters ended			Years ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Allowance at beginning of period	$311	$288	$252	$259	$194
Provision for loan losses	31	52	29	158	117
Other	—	—	—	—	20
Charge-offs	(31)	(32)	(25)	(116)	(83)
Recoveries	4	3	3	14	11

Net charge-offs	(27)	(29)	(22)	(102)	(72)

Allowance at end of period	$315	$311	$259	$315	$259

Net charge-offs as a percentage of average loans in repayment (annualized)	1.93%	2.29%	2.16%	1.92%	1.85%
Allowance as a percentage of the ending total loan balance	2.67%	2.79%	3.02%	2.67%	3.02%
Allowance as a percentage of ending loans in repayment	5.08%	6.20%	5.86%	5.08%	5.86%
Allowance coverage of net charge-offs (annualized)	2.91	2.73	2.94	3.09	3.60
Average total loans	$11,451	$10,639	$8,292	$10,290	$7,303
Ending total loans	$11,797	$11,159	$8,564	$11,797	$8,564
Average loans in repayment	$5,606	$4,973	$4,083	$5,307	$3,888
Ending loans in repayment	$6,194	$5,018	$4,421	$6,194	$4,421

        The decrease in the provision for Managed Private Education Loan losses for the fourth quarter of 2004 versus the prior quarter is mainly due to seasonality. The second and third quarters of the year are traditionally the peak periods for students graduating from college. Traditional four-year undergraduate students do not start repaying their loans until after they graduate and as such prior to graduation, the expected credit losses are minimal. Our reserve methodology incorporates this seasonality as we increase the reserve requirements after graduation to reflect the increased risk of loss as loans enter repayment. The increase in the provision for Managed Private Education Loan losses for the fourth quarter of 2004 versus the year-ago quarter is primarily attributed to the growth in the portfolio of Managed Private Education Loans and to updates to our default assumptions in the third quarter of 2004. The decrease in the allowance as a percentage of ending loans in repayment from September 30, 2004 to December 31, 2004 is also attributable to seasonality. During the second and third quarters of the year, the allowance increases to account for the current year graduates; however, the loans do not enter repayment until the fourth quarter at which time they are included in the denominator of the ratio.

        The year-over-year increase in charge-offs is primarily due to the continued growth and maturity of loans in repayment. As discussed further below, while the delinquency and forbearance amounts fluctuate from quarter to quarter, they may also increase with the growth in the repayment portfolio. We utilize the expertise of our collection organization, including our debt management operation, to minimize charge-offs in our own portfolio and to increase recoveries on charged-off loans. The allowance as a percentage of loans in repayment decreased year-over-year from 5.86 percent to 5.08 percent. This reduction is primarily attributable to the changing mix of the portfolio and updating our default assumptions in the third quarter of 2004.

Allowance for FFELP Student Loan Losses—Managed Basis

        As a result of Sallie Mae Servicing receiving the Exceptional Performer Designation by the DOE (see "RECENT DEVELOPMENTS—Exceptional Performer Designation"), in the third quarter of 2004 we reduced the balance in the Managed Risk Sharing allowance for loan losses by $62 million. At December 31, 2004, approximately 99 percent of our Managed federally insured loans are no longer subject to Risk Sharing.

Forbearance and Delinquencies—Managed Basis

        Loans in forbearance status decreased from 11.2 percent of loans in repayment and forbearance status at September 30, 2004 to 7.5 percent of loans in repayment and forbearance status at December 31, 2004. The ratio at December 31, 2003 was 10.0 percent. The decrease in the percentages of loans in forbearance status and loans delinquent 90 days or greater is primarily due to seasonality and extended collection efforts. In the fourth quarter of 2004, approximately $1 billion of loans started repayment. These loans are too early in the repayment cycle to become 90 days or greater delinquent or to request much forbearance. The decrease in the actual dollars of loans in forbearance and delinquent 90 days or greater is the result of operational changes implemented in the latter part of

2004. Both the ratios and the dollars in these two categories are expected to increase slightly next quarter with the aging of the pool of loans that just entered repayment.

	December 31, 2004		September 30, 2004		December 31, 2003
	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment (1)	$5,409		$5,773		$3,828
Loans in forbearance (2)	500		634		491
Loans in repayment and percentage of each status:
Loans current	5,746	92.8%	4,577	91.2%	4,064	91.9%
Loans delinquent 30-59 days (3)	208	3.3	164	3.3	154	3.5
Loans delinquent 60-89 days	84	1.4	108	2.1	77	1.7
Loans delinquent 90 days or greater	156	2.5	169	3.4	126	2.9

Total Managed Private Education Loans in repayment	6,194	100%	5,018	100.0%	4,421	100%

Total Managed Private Education Loans, gross	12,103		11,425		8,740
Managed Private Education Loan unamortized deferred fees	(306)		(266)		(176)

Total Managed Private Education Loans	11,797		11,159		8,564
Managed Private Education Loan allowance for losses	(315)		(311)		(259)

Managed Private Education Loans, net	$11,482		$10,848		$8,305

Percentage of Managed Private Education Loans in repayment	51.2%		43.9%		50.6%

Delinquencies as a percentage of Managed Private Education Loans in repayment	7.2%		8.8%		8.1%

(1)
Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)
Loans for borrowers who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing procedures and policies.

(3)
The period of delinquency is based on the number of days scheduled payments are contractually past due.

        Private Education Loans are made to parent and student borrowers in accordance with our underwriting policies. These loans generally supplement the federally guaranteed student loans, which are subject to federal lending caps, and are not guaranteed or insured against any loss of principal or interest. Student borrowers use the proceeds of these loans to obtain higher education, which increases the likelihood of obtaining employment at higher income levels than would be available without the additional education. As a result, the borrowers' repayment capability improves between the time the loan is made and the time they enter the post-education work force. We allow the loan repayment period on all Private Education Loans, except career training loans, to begin six months after the student leaves school. This provides the borrower time to obtain a job to service his or her debt. For borrowers that need more than six months or experience other hardships, we permit additional payment deferments or partial payments (both referred to as forbearances) when we believe additional time will improve the borrower's ability to repay the loan. Our current policy does not grant any reduction in the repayment obligation (principal or interest) but does allow the borrower to stop or reduce monthly payments for an agreed period of time. Payment deferments can have the effect of reducing delinquencies and delaying charge-offs; however, the potential impact is appropriately considered in the determination of the loan loss reserves. Forbearance continues to be a positive collection tool for the Private Education Loans.

        The tables below breaks down the loans in forbearance by the cumulative number of months of forbearance the borrower has used as of December 31, 2004, September 30, 2004, and December 31, 2003, respectively:

	December 31, 2004		September 30, 2004		December 31, 2003
	Forbearance Balance	% of Total	Forbearance Balance	% of Total	Forbearance Balance	% of Total
Cumulative number of months borrower has used forbearance
1 to 12 months	$334	66%	$429	68%	$326	67%
13 to 24 months	117	24	154	24	119	24
25 to 36 months	30	6	32	5	26	5
More than 36 months	19	4	19	3	20	4

Total	$500	100%	$634	100%	$491	100%

        The tables below show the composition and status of the Private Education Loan portfolio by number of months aged from the first date of repayment:

	Months since entering repayment
December 31, 2004	1 to 24 months	25 to 48 months	More than 48 months	After Dec. 31, 2004(1)	Total
Loans in-school/grace/deferment	$—	$—	$—	$5,409	$5,409
Loans in forbearance	350	103	47	—	500
Loans in repayment—current	3,228	1,401	1,117	—	5,746
Loans in repayment—delinquent 30-59 days	110	59	39	—	208
Loans in repayment—delinquent 60-89 days	43	26	15	—	84
Loans in repayment—delinquent 90 days or greater	67	56	33	—	156

Total	$3,798	$1,645	$1,251	$5,409	$12,103

Unamortized deferred fees					(306)
Allowance for loan losses					(315)

Total Managed Private Education Loans, net					$11,482

(1)
Includes all loans in-school/grace/deferment.

	Months since entering repayment
September 30, 2004	1 to 24 months	25 to 48 months	More than 48 months	After Sep. 30, 2004(1)	Total
Loans in-school/grace/deferment	$—	$—	$—	$5,773	$5,773
Loans in forbearance	472	107	55	—	634
Loans in repayment—current	2,400	1,176	1,001	—	4,577
Loans in repayment—delinquent 30-59 days	84	44	36	—	164
Loans in repayment—delinquent 60-89 days	58	30	20	—	108
Loans in repayment—delinquent 90 days or greater	70	59	40	—	169

Total	$3,084	$1,416	$1,152	$5,773	$11,425

Unamortized deferred fees					(266)
Allowance for loan losses					(311)

Total Managed Private Education Loans, net					$10,848

(1)
Includes all loans in-school/grace/deferment.

	Months since entering repayment
December 31, 2003	1 to 24 months	25 to 48 months	More than 48 months	After Dec. 31, 2003(1)	Total
Loans in-school/grace/deferment	$—	$—	$—	$3,828	$3,828
Loans in forbearance	342	100	49	—	491
Loans in repayment—current	2,192	1,074	798	—	4,064
Loans in repayment—delinquent 30-59 days	75	46	33	—	154
Loans in repayment—delinquent 60-89 days	34	27	16	—	77
Loans in repayment—delinquent 90 days or greater	48	42	36	—	126

Total	$2,691	$1,289	$932	$3,828	$8,740

Unamortized deferred fees					(176)
Allowance for loan losses					(259)

Total Managed Private Education Loans, net					$8,305

(1)
Includes all loans in-school/grace/deferment.

"Core Cash" Gains (Losses) on Securities

        The loss on securities in the prior quarter is due to the $27 million leveraged lease impairment reserve recorded in the third quarter related to the deteriorating financial condition of Delta Airlines.

"Core Cash" Other Income

        When compared with GAAP other income, "core cash" other income excludes gains on student loan securitizations, servicing and securitization revenue, the derivative market value adjustment per SFAS No. 133 and the amortization of acquired intangible assets. The following table summarizes the components of "core cash" other income for the quarters ended December 31, 2004, September 30, 2004, and December 31, 2003 and for the years ended December 31, 2004 and 2003.

Guarantor Servicing Fees, Debt Management Fees and Other Income

	Quarters ended			Years ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Guarantor servicing and debt management fees:
Guarantor servicing fees	$29	$33	$27	$120	$128
Debt management fees	111	79	69	340	259

Total guarantor servicing and debt management fees	$140	$112	$96	$460	$387

Other income:
Late fees	$21	$22	$15	$95	$65
Third party servicing fees	15	14	16	55	58
Gains on sales of mortgages and other loan fees	6	5	5	22	29
Other	24	49	58	111	93

Total other income	$66	$90	$94	$283	$245

        The $4 million decrease in guarantor servicing fees versus the prior quarter is primarily due to the seasonal decrease in issuance fees which are earned upon loan disbursement.

        The increase in debt management fees versus the prior quarter is primarily due to a $33 million increase in revenue from Arrow Financial Services, which was acquired in mid-September 2004. Also affecting the quarter-to-quarter comparison was an $8 million third quarter revision in the amortization for Default Aversion Fees ("DAF") to account for the effect of continued Consolidation Loan activity on the portfolio, and the shift of $6 million of fee income from the second to third quarter of 2004 caused by the FDLP and other lenders holding Consolidation Loan applications pending the July 1, interest rate reset. The decrease in the quarter-over-quarter growth rate in debt management fees, exclusive of the Arrow acquisition, is primarily due to greater emphasis on rehabilitating FFELP loans, which produces higher margins but a longer revenue cycle. The year-over-year growth in debt management fees is due to the Arrow acquisition and to the growth in the business, principally at the Company's General Revenue Corporation and Pioneer Credit Recovery subsidiaries.

        The decrease in other income versus the prior quarter is due to a $14 million termination fee received from Bank One in the third quarter 2004. The decrease in other income versus the year-ago quarter is due to the sale of our headquarters building in the fourth quarter 2003 which resulted in a gain of $42 million. This 2003 gain was partially offset by a change in the method of accounting for fees earned for performing information technology enhancements under an agreement with United Student Aid Funds, Inc. ("USA Funds") that resulted in an $18 million deferral of revenue previously recognized.

Loss on GSE Debt Extinguishment and Defeasance

        In the fourth quarter of 2004, we recognized a $118 million loss related to the repurchase and defeasance of approximately $1.3 billion of GSE debt in connection with the Wind-Down of the GSE. For the year ended December 31, 2004, we recognized a $221 million loss related to the repurchase and defeasance of $3.0 billion of GSE debt.

"Core Cash" Operating Expenses

        Fourth quarter operating expenses were $255 million versus $203 million in the prior quarter and $245 million in the fourth quarter of 2003. The increase versus the prior quarter is mainly due to the operating expenses of our recent acquisitions: Arrow Financial Services, Southwest Student Services

Corporation and Student Loan Finance Association. The fourth quarter of 2003 includes a $40 million contribution to the Sallie Mae Fund. The $50 million increase in operating expenses versus the year-ago quarter, exclusive of the 2003 contribution, can be attributed to the three acquisitions mentioned above and to a full quarter of expenses of Academic Management Services Corp. ("AMS") acquired in the fourth quarter of 2003.

        We also experienced increased servicing and debt management expenses consistent with the growth in borrowers and the growth in the debt management business. Student loan servicing expenses as a percentage of the average balance of student loans serviced was .14 percent, .15 percent and .15 percent for the quarters ended December 31, 2004, September 30, 2004, and December 31, 2003, respectively, and .15 percent and .16 percent for the years ended December 31, 2004 and 2003, respectively.

RECENT DEVELOPMENTS

Privatization Act—Completion of the GSE Wind-Down

        Under the Privatization Act, the GSE was required to wind down its operations and dissolve on or before September 30, 2008. On December 29, 2004, we completed the Wind-Down of the GSE by defeasing the remaining debt obligations of the GSE and dissolving the GSE's federal charter.

        Specifically, the GSE, SLM Corporation and the Federal Reserve Bank of New York, both in its capacity as trustee and as fiscal agent for the GSE's remaining obligations, entered into a Master Defeasance Trust Agreement as of December 29, 2004 that established a special and irrevocable trust, which was fully collateralized by direct, noncallable obligations of the United States. On December 29, 2004, the United States Department of the Treasury determined that such obligations are sufficient, without consideration of any significant reinvestment of interest, to pay the principal of and the interest on the GSE's remaining obligations. The Wind-Down was completed upon the issuance of that determination and the GSE's separate existence terminated.

Acquisitions

        During the fourth quarter of 2004, we completed two acquisitions. We accounted for these transactions under the purchase method of accounting as defined in SFAS No. 141, "Business Combinations," and allocated the purchase price to the fair market value of the assets acquired, including identifiable intangible assets and goodwill.

Southwest Student Services Corporation

        On October 15, 2004, we completed our purchase of the outstanding stock of Southwest Student Services Corporation ("Southwest") from the Helios Education Foundation. The transaction includes Southwest's $4.8 billion student loan portfolio, its Phoenix-based loan origination and servicing center and its sales and marketing operations. In addition to increasing our student loan portfolio, we expect that the purchase will expand our loan origination capability and broaden our market reach.

        Southwest provides for the origination, funding, acquisition and servicing of education loans. It is among the top 30 originators of federal student loans, issuing approximately $300 million in Stafford and PLUS loans and $1.5 billion in Consolidation Loans annually, and it is the nation's ninth largest holder of federal student loans. Southwest provides student loans and related services nationally with a primary focus on colleges and universities in Arizona and Florida. Southwest employs nearly 300 individuals.

Student Loan Finance Association

        On December 13, 2004, we closed the first step in a two step purchase of the secondary market and related businesses of Education Assistance Foundation ("EAF") and its affiliate, Student Loan

Finance Association ("SLFA"). SLFA is a Northwest regional leader in education loan funding and acquisition. The transaction includes SLFA's $1.8 billion student loan portfolio and an origination franchise that generates $50 million of student loan volume annually. In addition, as a part of this transaction, we entered into a full service guarantor servicing contract with EAF's affiliate, Northwest Education Association ("NELA"), a guarantee agency for FFELP student loans that serves the Pacific Northwest. In a related transaction, NELA became an affiliate of USA Funds, the Company's largest guarantor servicing client. The balance of the transactions is expected to close in 2005.

Exceptional Performer Designation

        On October 5, 2004, the DOE formally notified us that the Company's loan servicing division, Sallie Mae Servicing, received the Department's "Exceptional Performance" designation, a classification awarded to qualified lenders and loan servicers for meeting certain government standards in administering loans under the FFELP.

        To qualify as an Exceptional Performer, lenders and servicers must achieve an overall compliance performance rating of 97 percent or higher for servicing requirements set by the DOE on federally guaranteed loans.

        As a result of the designation, during a one-year period that commenced on October 19, 2004, the Company will receive 100 percent reimbursement on default claims on federally guaranteed student loans that were serviced by Sallie Mae Servicing for a period of at least 270 days prior to the date of default. This one-year period may be extended on an annual basis so long as the Company maintains a satisfactory overall compliance rating. The initial one-year period and any extensions are subject to quarterly compliance audits that can result in the revocation of the designation.

Chase Joint Venture

        Under the terms of our joint venture with JPMorgan Chase, if the Company and JPMorgan Chase are unable to mutually agree upon the terms of a new loan purchase and servicing agreement for the five-year period beginning September 2007 by May 31, 2005, then either party may trigger a "Dutch auction" process. Under that process, the electing party offers to purchase the other party's 50 percent interest or sell its 50 percent interest in the joint venture at a specified price. The non-electing party then has the right to either sell its interest in the joint venture or purchase the electing party's interest, in either case at the originally offered price. If we are the successful purchaser in a Dutch auction, then for a two-year period following the closing:

  •
  JPMorgan Chase may not compete with the Company in the marketing, purchasing, servicing or ownership of education loans (except with respect to the continuation of business activities under the Bank One name or the name of any other entity with which JPMorgan Chase affiliates),

  •
  we may use certain Chase trademarks for a nominal annual fee, and

  •
  we acquire all rights to make additional FFELP student loans (serial loans) to customers of the joint venture who entered into master promissory notes prior to the Dutch auction.

        If JPMorgan Chase is the successful purchaser in a Dutch auction, then for a two-year period following the closing:

  •
  it may use certain Sallie Mae trademarks for a nominal annual fee,

  •
  we would be required to act as origination and servicing agent for JPMorgan Chase at market rates, and

  •
  we would be required to provide JPMorgan Chase with access to certain Sallie Mae products and services.

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SLM CORPORATION SUPPLEMENTAL FINANCIAL INFORMATION FOURTH QUARTER 2004 (Dollars in millions, except per share amounts)